Exhibit 99.1

For:

Nobel Learning Communities, Inc.

George H. Bernstein

President and Chief Executive Officer

484-947-2000

Nobel Learning Communities, Inc. Board Unanimously

Rejects Proposal From Knowledge Learning Corporation

West Chester, PA — March 19, 2009 — Nobel Learning Communities, Inc. (NASDAQ: NLCI) today announced that its Board of Directors, in consultation with its financial and legal advisors, unanimously determined to reject Knowledge Learning Corporation’s March 10, 2009 proposal to acquire the Company for $13.50 per share. The Company confirmed that its Board of Directors will remain open to considering strategic transactions which fully and fairly recognize the Company’s value and are in the best interest of stockholders.

The text of the letter sent by the Company to Knowledge Learning Corporation communicating the Board’s decision is as follows:

March 18, 2009

Ms. Felicia Thornton

Chair and CEO

Knowledge Learning Corporation

650 N.E. Holladay Street

Suite 1400

Portland, OR 97232

Dear Ms. Thornton:

Our Board of Directors has reviewed your most recent letter, dated March 10, 2009, revising the unsolicited proposal that you made to pursue a transaction to acquire Nobel Learning Communities, Inc. on September 22, 2008 at $17.00 per share in cash.

As you know, our Board authorized a committee of independent directors to evaluate your initial proposal to pursue a transaction. Since then, the independent committee, together with its financial and legal advisors, has evaluated a variety of strategic alternatives to enhance stockholder value and, as part of that evaluation, has undertaken a process to determine whether a sale of the Company at the current time would be in the best interest of the Company’s stockholders.

Our Board, after consulting with financial and legal advisors, and upon the unanimous recommendation of the independent committee, has unanimously voted to reject your March 10, 2009 proposal to acquire our Company at $13.50 per share. The Board concluded that your proposal significantly undervalues the Company. We believe that a review of the material non-public information that we provided to other interested parties—a review which you declined to undertake—would have enhanced your understanding of our strategy, prospects and value and would have supported a materially higher acquisition price.

While we acknowledge the effects of the current global economic turmoil on our business and the capital markets, we continue to perform at the top end of our industry and remain confident in our ability to successfully execute our strategic plans. Our EBITDA margins continue to be robust, we have little long-term debt and we have a strong balance sheet. We continue to grow and invest, opening more new schools in the past two years than in the prior four years combined; and we are poised to continue our successful acquisition strategy by capitalizing on the challenges of smaller industry operators going forward. In addition, despite the uncertainties resulting from our evaluation process, we have retained every single member of our management team—a testament to their dedication and their belief in our Company’s substantial and realizable value.

We believe that the Company’s stock price is significantly depressed at this time given the general market conditions and the uncertainty of the evaluation process which was required by your initial unsolicited proposal. We are disappointed in your unwillingness to participate fully in that process and in your unilateral and unwarranted reduction in your proposed price. We are confident that you understand that these factors, as well as having a large stockholder essentially announce that interested parties must enter the process at a price higher than $17.00 per share, resulted in a challenging environment for our independent committee to obtain from interested parties a full and fair price for our Company, in the event the Board were to decide that a sale of the Company at this time would be in the best interest of our stockholders.

Our Board of Directors and management are very confident in our Company’s ability to continue as an independent company to create and deliver superior value for all of our stockholders. Your proposal does not deliver that value. Our Board, as always, will remain open to considering strategic transactions which fully and fairly recognize the Company’s value and are in the best interest of our stockholders.

Sincerely,

/s/ George Bernstein
George Bernstein
President and Chief Executive Officer

cc: Therese Kreig Crane, Ed.D., Chair, Nobel Learning Communities, Inc.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of over 180 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com.

SafeHarbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation’s proposal to acquire the Company. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

NLCI-G

NLCI-F

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